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                                                                 [EXHIBIT 10.41]



                                                   July 19, 2002


Windrose Medical Properties, L.P.
3502 Woodview Trace, Suite 210
Indianapolis, Indiana  46268
Attention:  Frederick L. Farrar

Gentlemen:

         The Huntington National Bank, a national banking association ("Bank"), is pleased to advise Windrose Medical Properties, L.P. ("Borrower") that subject to the terms of this Commitment, the Bank hereby commits to make a secured revolving line of credit available to you in the principal amount of Twenty Five Million Dollars ($25,000,000) on the terms and conditions set forth in the Term Sheet attached hereto as Exhibit A (the "Term Sheet").

         The commitment of the Bank hereunder is subject to (i) the preparation, execution and delivery of a mutually acceptable Revolving Credit Agreement, collateral and other loan documents incorporating the terms and conditions set forth herein and the Term Sheet (the "Loan Documents"), (ii) Bank's determination of no adverse change in the financial condition of Borrower or Windrose Medical Properties Trust, and (iii) the receipt, review and approval of the closing items set forth in the Term Sheet.

         Bank hereby acknowledges receipt from Borrower of the Fifteen Thousand Dollar ($15,000) Good Faith Deposit set forth in the Term Sheet.

         Please indicate your acceptance of this Commitment in the space set forth below and return a signed copy to the undersigned on or before July 26, 2002. If not so accepted, this commitment will expire at 5:00 p.m on July 26, 2002. Notwithstanding the timely acceptance of this Commitment, this Commitment will expire if definitive Loan Documents are not executed on or before September 30, 2002.

         We appreciate the opportunity to assist you with this financing.

                                   Very truly yours,

                                   THE HUNTINGTON NATIONAL BANK


                                   By: /s/  Russell R. Swan
                                      --------------------------------------
                                      Russell R. Swan, Senior Vice President


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ACCEPTED AND AGREED this 19th day of July, 2002.


                                 WINDROSE MEDICAL PROPERTIES, L.P., a
                                 Virginia limited partnership

                                 By:  Windrose Medical Property Trust, a
                                      Maryland real estate investment trust, its
                                      general partner


                                      By: /s/ Frederick L. Farrar
                                          --------------------------------------
                                            Frederick L. Farrar, President




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                        WINDROSE MEDICAL PROPERTIES TRUST
                 SUMMARY OF TERMS AND CONDITIONS- JULY 19, 2002

Borrower:             Windrose Medical Properties, LP (Operating Partnership)

Guarantor:            Windrose Medical Properties Trust (REIT)

Lender:               The Huntington National Bank (HNB)

Credit Facility:      This commitment is for a $25,000,000 secured line of
                      credit collateralized with first mortgage loans against a defined pool of real estate assets owned in fee simple by Borrower. The Borrowing Base for the collateral pool will be limited to 65% loan to value with a minimum debt service coverage ratio of 1.40x, based on a 25 year amortization and an interest rate of the 10-year U.S.
                      Treasuries + 2.00%. (Secured Asset Pool)

Purpose: The purpose of this secured line of credit is to provide Borrower funds necessary to supplement daily working capital needs and development assistance capital for the acquisition of additional real property assets.

                      Funds available under the working capital portion of the line will be limited to $5,000,000. Working capital uses will be defined as to allow Borrower/Guarantor ample flexibility as to its use.

                      Funds available under the development assistance portion of the line will be limited to the total commitment outstanding, net of the working capital balance. Development assistance uses will be defined to include equity capital for new construction loans (unrelated credit facility) and new property acquisitions for the REIT. All borrowings under the secured line of credit must comply with Financial Covenants defined in the loan documents.

Term:                 The term for the secured line of credit will be 24 months.

Amortization:         Loan payments will be interest only, no amortization, and
                      payable monthly.

Interest Rate: The interest rate will be based on LIBOR (one, three or six months) plus 175 basis points when the Company's total leverage ratio is less than 40% and will increase to LIBOR plus 200 basis points when the Company's total leverage ratio exceeds 40% up to 55% as outlined in the Financial Covenants section herein or The Huntington National Bank (HNB) "Prime Rate", as said rate adjusts daily. Borrower will have the option as to the rate index used.

                      Adjustment of the line of credit interest rate for the LIBOR pricing will be established on a quarterly basis in tandem with review of the Financial Covenant testing.

Expenses:             All reasonable out of pocket expenses incurred by the
                      Lender shall be paid by the Borrower. Along with Borrower's execution of this Term Sheet, a Non-


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                      refundable Good Faith Deposit of $15,000 will be paid to
                      Lender as a deposit to cover the cost of legal documentation and loan processing, inclusive of travel expenses (capped at $5,000) covering due diligence property inspections. Upon a loan closing with Lender, said Nonrefundable Good Faith Deposit will be credited against Borrower's closing costs, with any excess funds returned to Borrower.

Fee Schedule:         Upfront Commitment Fee: A non-refundable upfront
                      commitment fee equal to 50 basis points based on the total secured line of credit amount committed due and payable at the closing of the loan.

                      Unused Facility Fee: An unused facility fee equal to 20 basis points based on the unused portion of the secured line of credit amount. This fee is based on annual usage of the line, paid quarterly in arrears. Payment of the unused facility fee will be suspended for the first six months of the loan term. Thereafter, payment of this fee will begin to accrue in the seventh loan month with the first payment due in the tenth loan month.

                      Agent Administrative Fee: Huntington National Bank desires to act as Agent Bank for this credit facility and other banking services for Borrower as borrowing needs dictate. In this capacity, HNB will undertake added responsibilities for structuring and administering the secured line of credit. HNB will receive an annual Agent administrative fee equal to 10 basis points based on the total committed line of credit amount. As long as no other Bank is involved in the line of credit as co-lender, no agent administrative fee will be charged Borrower.

Guaranty:             The credit facility will be made to Windrose Medical
                      Properties, LP as Borrower and Operating Partnership of the RElT owning fee simple to the properties. Windrose
                      Medical Properties Trust, as the general partner of the Operating Partnership and Brierbrook Partners, LLC will be
                      100% Guarantors of the secured line of credit.

Collateral:           The credit facility will be secured under a Borrowing Base of real estate assets owned by Borrower to be acquired in conjunction with the Initial Public Offering. This collateral pool will support a maximum borrowing limited to 65% current loan to value with a minimum debt service coverage ratio of 1 .40x, reasonably determined by Lender.
                      Borrower will be allowed to substitute assets into and out of the pool based on comparable market values, cost basis and overall credit quality of the asset. Substitution rights are subject to review and approval of Lender.

                      Borrower shall provide Lender with independent appraisal valuations of each real estate asset designated for the collateral pool. Lender may require periodic updates to value estimates if it deems an individual asset has become undervalued. Lender may require additional third party reporting as to


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                      environmental phase I, survey, title insurance, etc., as
                      it deems appropriate to evaluate the pledged assets.

Loan
Repayment:            The line of credit will pay interest only on a monthly
                      basis. Periodic loan repayment to the line is anticipated via new equity infusion from subsequent secondary shelf offerings or via placement of permanent loans with third party institutional sources such as Life Insurance companies, Banks or Wall Street sources. Maturity of the secured line of credit may result in a pay-off by Borrower or a renewal by Lender under loan terms commensurate to current market conditions and Borrower's credit risk parameters.

Future Funding
Option: Lender will be provided by Borrower equal opportunity to evaluate any new construction or acquisition financing by the Borrower or REIT. It is anticipated that the development assistance portion of the line will provide Borrower both "equity capital" for new construction projects and for acquisition capital for new purchases by the REIT. Under either circumstance, new loan opportunities may arise which will fall outside the contemplated use of the secured line of credit. Hence, Lender will be given equal opportunity to provide a new credit facility with competitive options to Borrower or any related entity formed by Borrower to acquire new real estate assets.

Financial
Covenants:            Loan documents will contain the following Financial
                      Covenants covering Borrower/Guarantors and related entities, tested on a quarterly basis Specific formulas and definitions for each calculation will be provided by Lender and mutually agreed upon with Borrower within the Loan Documents.

                      1) LEVERAGE RATIO: The total debt to total current value of all assets shall not exceed 55%. Computation of total debt shall include all related debt of Borrower and Guarantors within the REIT structure or in related joint venture developments. Total debt will include both secured, unsecured as well as construction loans.

                      2) TOTAL DEBT SERVICE COVERAGE RATIO: The REIT's EBITDA divided by fixed charges shall be a minimum of 2.0x.

                      3) MINIMUM TANGIBLE NET WORTH: The minimum tangible net worth is equal to total current value of all assets less actual total liabilities. Minimum tangible net worth must be $90 million plus 100% of the net proceeds of any equity offering. The initial minimum tangible net worth base amount will be adjusted to reflect the funds raised in the initial public offering by Borrower if it differs from the original estimate.


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                           4)       MAXIMUM DIVIDEND DISTRIBUTIONS: Maximum
                                    dividend distribution will be limited to 100% of FFO (Funds From Operation)

                           5) AGGREGATE OCCUPANCY RATE: The overall portfolio of real estate assets must maintain an 85% aggregate occupancy rate.

                           6) RESTRICTION ON CERTAIN INVESTMENTS: The Borrower and related entities will not be allowed to make investments in speculative landholdings. Real estate assets must be in medical office and specialty medical properties keeping in line with the REIT's business plan. Non-medical real estate assets will not be allowed.

                           7)       PERMITTED DEBT:

                                    A)       Unprotected variable rate debt in a
                                             maximum aggregate amount shall not
                                             exceed $10 million of total debt,
                                             exclusive of borrowing under the
                                             line of credit and first mortgage
                                             construction loans.

                                    B)       Recourse debt (excluding the
                                             secured line of credit) will be
                                             limited to a maximum aggregate
                                             equal to 25% of total debt.

                           8) BORROWING BASE CERTIFICATES: Borrowing Base Certificates will be provided with each draw request, but not less than on a quarterly basis.

                           9) ADVANCE NOTICE: Borrower will provide advance notice to Bank of any pending acquisitions or development activity.

Conditions
Precedent to
Lending: Receipt by the Lender of the following, in form and substance satisfactory to Lender.

                           1) Completion of Initial Public Stock Offering of Windrose Medical Properties Trust which will raise approximately $90 million in equity, net of underwriting costs. Borrower will provide Lender with a complete, final SEC Form 5-11 Registration Statement on Windrose Medical Properties Trust when available.

                           2) Borrower shall provide Lender any additional data reasonably requested including information used in its "Equity Road Show" for marketing the REIT.

                           3) Borrower shall acquire the properties outlined in the registration statement. Lender will be provided all specific due diligence data needed to evaluate the five
                                    (5) proposed property acquisitions
                                    contemplated for the collateral pool. (Park
                                    Medical Center excluded) Information will include:


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                                    A)       Site plans, surveys and set of
                                             building plans

                                    B)       Title and property insurance

                                    C)       Appraisal report prepared by an
                                             appraiser acceptable to Lender

                                    D)       Environmental Phase I Report and
                                             Property Engineering Condition
                                             Report.

                                    E)       Copy of all Leases and rent rolls
                                             related to each property

                                    F)       Detailed project acquisition budget

                                    G)       Financial information on major
                                             tenants in occupancy

                                    H)       Other items deemed necessary by
                                             Lender

                           4) Borrower shall provide Lender with detailed income statement and balance sheet projections for the REIT covering the next three years on a quarterly and annual basis.

                           5) Borrower shall provide Lender quarterly and annual financial data on operations along with the Covenant Compliance Certificate contemplated herein as per required Financial Covenants. Borrower will forward to Lender all public filings and notifications required per its operation as a publicly traded REIT, including its 10-Q and 10-K statements.

Funding of the Loan is subject to the completion of a number of steps, including satisfactory completion of real estate property due diligence procedures, acceptable site inspection of each property, no material adverse change in the business operations or prospects of financial condition of the Borrower, the satisfactory review and execution of mutually-acceptable loan documentation, and such other terms and conditions as determined by Lender.


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